Filed Pursuant to Rule 433

Registration No. 333-249545

October 26, 2021

Pricing Term Sheet

€1,100,000,000

The Procter & Gamble Company

€500,000,000 0.350% Notes due 2030

€600,000,000 0.900% Notes due 2041

0.350% Notes due 2030

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€500,000,000

Maturity Date:	May 5, 2030

Mid-swap rate:	0.196%

Spread to mid-swap rate:	+17 basis points

Yield to Maturity:	0.366%

Coupon (Interest Rate):	0.350%

Price to Public (Issue Price):	99.867% of principal amount

Reference Government security:	0.000% due February 15, 2030

Reference Government security price/yield:	101.95%; -0.232%

Spread to reference Government security:	+59.8 basis points

Interest Payment Date:	May 5, commencing May 5, 2022

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 10 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 26, 2021

Settlement Date:	November 5, 2021 (T+8 business days in the City of New York and T+8 business days in London)

Common Code:	240421348

ISIN:	XS2404213485

CUSIP:	742718 FR5

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Barclays Bank PLC
Deutsche Bank AG, London Branch
HSBC Bank plc
Citigroup Global Markets Limited

Senior Co-Managers:	Goldman Sachs & Co. LLC
Morgan Stanley & Co. International plc

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
BNP Paribas
Fifth Third Securities, Inc.
ING Bank N.V., Belgian Branch
Merrill Lynch International
MUFG Securities EMEA plc
PNC Capital Markets LLC
RBC Europe Limited
Siebert Williams Shank & Co., LLC
U.S. Bancorp Investments, Inc.

Stabilizing Manager:	Deutsche Bank AG, London Branch

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

0.900% Notes due 2041

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€600,000,000

Maturity Date:	November 4, 2041

Mid-swap rate:	0.527%

Spread to mid-swap rate:	+40 basis points

Yield to Maturity:	0.927%

Coupon (Interest Rate):	0.900%

Price to Public (Issue Price):	99.509% of principal amount

Reference Government security:	4.750% due July 4, 2040

Reference Government security price/yield:	188.35%; 0.014%

Spread to reference Government security:	+91.3 basis points

Interest Payment Date:	November 4, commencing November 4, 2022

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 10 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 26, 2021

Settlement Date:	November 5, 2021 (T+8 business days in the City of New York and T+8 business days in London)

Common Code:	240421402

ISIN:	XS2404214020

CUSIP:	742718 FS3

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Barclays Bank PLC
Deutsche Bank AG, London Branch
HSBC Bank plc
Citigroup Global Markets Limited

Senior Co-Managers:	Goldman Sachs & Co. LLC
Morgan Stanley & Co. International plc

Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A.
BNP Paribas
Fifth Third Securities, Inc.
ING Bank N.V., Belgian Branch
Merrill Lynch International
MUFG Securities EMEA plc
PNC Capital Markets LLC
RBC Europe Limited
Siebert Williams Shank & Co., LLC
U.S. Bancorp Investments, Inc.

Stabilizing Manager:	Deutsche Bank AG, London Branch

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Manufacturer target market (MiFID II product governance/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs/UK PRIIPs key information document has been prepared as the notes are not available to retail investors in the EEA and the United Kingdom.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-710-8756, Deutsche Bank AG, London Branch toll-free at 1-800-522-6645 or HSBC Bank plc toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.